Dreyfus Founders Funds, Inc.
File No. 811-1018

Form N-SAR
Item 77.C.

Matters Submitted to a Vote of Security Holders

Dreyfus Founders Growth Fund

A special meeting of the shareholders of Dreyfus Founders Growth Fund (the “Growth Fund”), a series of Dreyfus Founders Funds, Inc. (the “Registrant”), was initially convened on May 24, 2007 to consider approval of a Plan of Reorganization providing for the reorganization of the Growth Fund into Dreyfus Founders Equity Growth Fund (the “Equity Growth Fund”), another series of the Registrant, with the Equity Growth Fund being the surviving fund. In connection with this reorganization, on August 10, 2007, the Growth Fund’s assets were transferred to the Equity Growth Fund in exchange for Class A, Class B, Class C, Class I and Class T shares of the Equity Growth Fund having an aggregate net asset value equal to the value of the Growth Fund's net assets; the Equity Growth Fund assumed the Growth Fund's stated liabilities; and the Equity Growth Fund Class A, Class B, Class C, Class I and Class T shares were distributed pro rata to the Growth Fund’s Class A, Class B, Class C, Class F, Class I and Class T shareholders, respectively, with Class F shareholders receiving Class A shares of the Equity Growth Fund. Subsequently, the Growth Fund was terminated.

The Plan of Reorganization was approved at a special meeting of Growth Fund shareholders that initially was convened on May 24, 2007, but was adjourned three times until the meeting ultimately was completed on July 24, 2007. The following charts show the voting results at each convocation of the meeting:

Special Meeting Initially Convened May 24, 2007

Proposal to adjourn meeting to June 20, 2007:

	For	Against	Abstain
	Adjournment	Adjournment

Shares Voted	7,933,447.668	379,008.419	494,660.324
Percent of Shares	90.080%	4.303%	5.617%
Voting
Percent of Outstanding	30.108%	1.438%	1.877%
Shares

Adjourned Special Meeting Held June 20, 2007

Proposal to adjourn meeting to July 17, 2007:

	For Adjournment	Against	Abstain
		Adjournment

Shares Voted	11,340,387.951	659,187.371	852,677.317
Percent of Shares	88.237%	5.129%	6.634%
Voting
Percent of Outstanding	43.037%	2.502%	3.236%
Shares

Adjourned Special Meeting Held July 17, 2007

Proposal to adjourn meeting to July 24, 2007:

	For Adjournment	Against	Abstain
		Adjournment

Shares Voted	12,108,399.603	680,220.906	887,552.653
Percent of Shares	88.536%	4.974%	6.490%
Voting
Percent of Outstanding	45.952%	2.582%	3.368%
Shares

Adjourned Special Meeting Held July 24, 2007

Proposal to Approve the Plan of Reorganization:

	For the Plan	Against the	Abstain
		Plan

Shares Voted	13,543,767.387	808,036.441	998,984.919
Percent of Shares	88.228%	5.264%	6.508%
Voting
Percent of Outstanding	51.399%	3.067%	3.791%
Shares